Exhibit 10.15

QUINCE THERAPEUTICS, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY ADOPTED: APRIL 9, 2019; ORIGINALLY EFFECTIVE: MAY 8, 2019 (the “Effective Date”)
AMENDED AND RESTATED: DECEMBER 2, 2024

Each member of the Board of Directors (the “Board”) of Quince Therapeutics, Inc. (the “Company”) who is not an employee of the Company (each such member, an “Outside Director”) will receive the compensation described in this Outside Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the Effective Date.
The Director Compensation Policy may be amended at any time in the sole discretion of the Board.
Annual Cash Compensation
Each Outside Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts (the “Annual Cash Compensation”) will be payable in arrears, in equal quarterly installments following the end of each fiscal quarter of the Company in which the service occurred. Any amount payable for a partial quarter of service will be pro-rated by multiplying such amount by a fraction, the numerator of which will be the number of days of service that the Outside Director provided in such quarter and the denominator of which will be the number of days in such quarter inclusive. All annual cash fees are vested upon payment. For purposes of clarity, the first quarterly installment of the annual retainers set forth below shall be paid for the first quarter that ends on or after the Effective Date, with the amount of such payment equal to the full quarterly installment, pro-rated as applicable based on the days of service that the Outside Director provided in such quarter regardless of whether such service was before or after the Effective Date.
1.Annual Board Member Service Retainer:
a.All Outside Directors: $38,000.
b.Outside Director serving as Lead Independent Director: $14,500 (in addition to above).
c.Outside Director serving as Chairperson of the Board: $14,500 (in addition to above).
2.Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $7,500.
b.Member of the Compensation Committee: $5,500.
c.Member of the Nominating and Corporate Governance Committee: $4,000.
3.Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer):
a.Chairperson of the Audit Committee: $15,000.
b.Chairperson of the Compensation Committee: $11,000.
c.Chairperson of the Nominating and Corporate Governance Committee: $8,000.

Each Outside Director may elect to receive a stock option in lieu of all of the Annual Cash Compensation, subject to the election procedures and other terms and conditions set forth under subsection (a) of “Equity Compensation” below.
Equity Compensation
Equity awards will be granted under the Company’s 2019 Equity Incentive Plan or any successor equity incentive plan adopted by the Board and the stockholders of the Company (the “Plan”).
(a)Stock Options Granted In lieu of Annual Cash Compensation. Each Outside Director may elect to receive all of the Annual Cash Compensation, beginning with the Annual Cash Compensation to be received for services provided on and after January 1, 2025, in the form of a stock option (a “Retainer Option”) to purchase shares of the Company’s common stock (“Common Stock”) in lieu of cash, subject to executing and timely delivering an election form provided by the Company (the “Retainer Option Election”).
(i)Election Timing. An Outside Director must deliver a Retainer Option Election to the Company by no later than December 31 of the year preceding the calendar year to which the Retainer Option Election relates (e.g., an election to receive 2025 Annual Cash Compensation in the form of a Retainer Option must be delivered by no later than December 31, 2024); provided, that an Outside Director who is elected or appointed as an Outside Director on or after the beginning of a calendar year (a “Newly Eligible Director”), subject to the following sentence, must deliver a Retainer Option Election with respect to such calendar year within thirty
(30) days following the commencement of such service (as applicable, the “Election Deadline”). Any Retainer Option Election delivered following the applicable Election Deadline, and any Retainer Option Election submitted by a Newly Eligible Director who was elected or appointed as an Outside Director during the final quarter of a calendar year, will become effective with respect to Annual Cash Compensation to be paid for future calendar years (e.g., an election delivered on January 1, 2025 would apply beginning with 2026 Annual Cash Compensation).
(ii)Applicable Compensation. A Retainer Option Election for a calendar year will apply to no less than 100% of the Annual Cash Compensation earned with respect to such calendar year; provided, that for Newly Eligible Directors, such election will apply only to the portion of the Annual Cash Compensation that would otherwise be payable for services provided starting in the first full quarter of such calendar year commencing after the date such election is made.
(iii)“Evergreen” Election; Termination. A Retainer Option Election cannot be altered with respect to a calendar year once the calendar year begins (or once submitted, for Newly Eligible Directors elected or appointed in the first three quarters of the calendar year) and once made, will be “evergreen” in nature and will apply to all subsequent calendar years, unless and until terminated. An Outside Director may terminate a Retainer Option Election by submitting notice to the Company’s Chief Operating Officer (or such other individual as the Company designates), which termination shall be effective with respect to the Annual Cash Compensation earned beginning on the first day of the next following calendar year after such termination notice is submitted and will apply to all future Annual Cash Compensation that the Outside Director is eligible to receive, unless and until the Outside Director makes a new Retainer Option Election in accordance with the procedures set forth above.
(iv)Grant Timing. Without any further action of the Board, (1) each Outside Director (other than a Newly Eligible Director) who has properly and timely delivered a Retainer Option Election to the Company as described above will automatically be granted a Retainer Option on the first business day of the calendar year to which the Retainer Option Election relates, and (2) each Newly Eligible Director who has properly and timely delivered a Retainer Option Election to the Company as described above will automatically be granted a Retainer Option on the first business day of the first full quarter of the calendar year to which the Retainer Option Election relates.
(v)Grant Value and Conversion. Each Retainer Option will have a grant date value, calculated based on the aggregate Black-Scholes Value, equal to the Annual Cash Compensation in lieu of which such Retainer Option is being granted, provided that the number of shares covered by such Retainer Option will be rounded down to the nearest whole share. For purposes of this Director Compensation Policy, “Black-Scholes Value” means the per share fair value of the Retainer Option determined as of the date of grant using the Black-Scholes or other option pricing model that the Company most recently applied when valuing grants of options with service-based vesting conditions for purposes of preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities and Exchange Commission and using as inputs into such model (1) the closing price of one share of the Company’s Common Stock on the date of grant and (2) such other assumptions as determined by the Company’s principal accounting officer on or before such date of grant.
(vi)Vesting. Each Retainer Option will vest and become exercisable in substantially equal installments on the last day of each calendar quarter over the number of quarters to which the Retainer Option Election applies, subject to the Outside Director’s continued service as a member of the Board through each vesting date.
(b)Annual Grant for Continuing Outside Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (an “Annual Meeting”) following the IPO, each continuing Outside Director shall be granted a stock option award under the Plan covering the total shares of the Company’s Common Stock set forth below (each, a “Continuing Director Annual Option”):
(i)If the Outside Director’s appointment to the Board was more than 6 months prior to the Annual Meeting, the stock option shall cover 27,000 shares of the Company’s Common Stock.
(ii)If the Outside Director’s appointment to the Board was between 3 and 6 months prior to the Annual Meeting, the stock option shall cover 13,500 shares of the Company’s Common Stock.
(iii)If the Outside Director’s appointment to the Board was less than 3 months prior to the Annual Meeting, the Outside Director shall not receive a stock option on the date of the Annual Meeting.

Each Continuing Director Annual Option shall vest 100% on the one-year anniversary of the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.
(c)Initial Grant for New Outside Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be an Outside Director will automatically, upon the date of his or her initial election or appointment to be an Outside Director, be granted, a stock option award under the Plan covering 54,000 shares of the Company’s Common Stock (a “New Director Initial Option”). That each New Director Initial Option shall vest in equal annual installments over the 3-year period following the grant date, subject to the applicable Outside Director’s continued service as a member of the Board through each such vesting date.
(d)Change in Control Vesting Acceleration. Notwithstanding anything stated herein, for each Outside Director who remains in continuous service as a member of the Board until immediately prior to the closing of a “Change in Control” (as defined in the Plan), any unvested portion of any stock option award granted in consideration of such Outside Director’s service as a member of the Board shall vest in full immediately prior to, and contingent upon, the consummation of the Change in Control.
(e)Remaining Terms. Each stock option granted under this Director Compensation Policy will be a nonstatutory stock option, will have an exercise price equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of an Outside Director’s continued service as a member of the Board. The remaining terms and conditions of each stock option award granted under this Director Compensation Policy will be as set forth in the Plan and the Company’s standard form of stock option award agreement, as amended from time to time by the Board or the Compensation Committee of the Board, as applicable.
Expenses
The Company will reimburse each Outside Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings; provided, that the Outside Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.
4